EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 15, 2010 relating to the financial statements of Baytex Energy Trust (the “Trust”) (which report expresses an unqualified opinion on the financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada – United States of America Reporting Difference relating to changes in accounting principles), and the effectiveness of the Trust’s internal control over financial reporting, appearing in the Trust’s Annual Report on Form 40-F/A for the year ended December 31, 2009.

/s/Deloitte & Touche LLP
Independent Registered Chartered Accountants

January 6, 2011
Calgary, Canada